EXHIBIT 10.39

MEDICAL CARE TECHNOLOGIES INC.

NING WU

CEO AGREEMENT

This Agreement is entered into as of April 23, 2012 by and between Medical Care Technologies Inc. (the “Company”) and Ning Wu (“CEO”).

1.          Duties and Scope.

 (a)  Positions and Duties.  As of April 23, 2012 (the “Effective Date”), CEO will serve as President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  CEO will render such business and professional services in the performance of her duties, consistent with CEO’s position within the Company, as will reasonably be assigned to her by the Board.  The period CEO is retained by the Company under this Agreement is referred to herein as the “Term”.

 (b)  Board Membership.  CEO will be appointed to serve as a member of the Board as of the Effective Date.  Thereafter, at each annual meeting of the Company’s stockholders during the Term, the Company will nominate CEO to serve as a member of the Board.  CEO’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of CEO’s Term for any reason, CEO will be deemed to have resigned from the Board voluntarily, without any further required action by the CEO, as of the end of the CEO’s Term and CEO, at the Board’s request, will execute any documents necessary to reflect her resignation.

 (c)  Obligations.  During the Term, CEO will devote twenty (20) days per month of the CEO’s business efforts and time to the Company and will use good faith efforts to discharge CEO’s obligations under this Agreement to the best of CEO’s ability.   The CEO’s obligation is to assist Medical Care Technologies Inc. establish a strategic network and presence in China.

(d)  The Company will use its best efforts to obtain necessary funding to provide the CEO with monetary resources of $500,000 U.S. within the first six months of the Agreement to properly develop and carry out its business plan, marketing and technical strategies that will bring the Company in alignment to the Chinese market.

2.          At-Will Role.  CEO and the Company agree that CEO’s Term with the Company constitutes an “at-will” role.  CEO and the Company acknowledge that this relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or CEO.  However, as described in this Agreement, CEO may be entitled to severance benefits depending upon the circumstances of CEO’s termination.

3.          Term of Agreement.  This Agreement will have an initial term of one (1) year commencing on December 1, 2011.

4.          Compensation.

(a)  Base Compensation.  As of February 1, 2012, the Company will pay CEO annual compensation of $120,000 U.S. for her services (such annual compensation, as is then effective, to be referred to herein as “Base Compensation”).  The Base Compensation will be paid monthly.  CEO’s compensation will be subject to review by the Executive Committee of the Board, or any successor thereto (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.  For the months of December 2011 and January 2012, the base salary remains at $5,000 per month based on seven (7) working days per month.

(b)  Overtime compensation.  For extra time spent beyond twenty (20) days per month such as extensive travelling outside of her home country, the CEO will be compensated on a daily rate of $1,000 U.S. per day subject to Board approval.

(c)  Equity Compensation.  CEO will also be issued 120 million shares in restricted common stock of the Company.

5.          Expenses.  The Company will reimburse CEO for reasonable travel, entertainment, and other expenses incurred by CEO in the furtherance of the performance of CEO’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.          Termination.  In the event CEO’s Term with the Company terminates for any reason, CEO will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) pay for accrued but unused vacation that the Company is legally obligated to pay CEO, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to CEO, (d) unreimbursed business expenses required to be reimbursed to CEO, and (e) rights to indemnification CEO may have under the Company’s Articles of Incorporation, Bylaws, the  Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause, CEO will be entitled to the amounts and benefits specified in Section 8.

7.          Severance.

(a)  Termination Without Cause.  If CEO’s Term is terminated by the Company without Cause, then, subject to Section 9, if, (i) CEO’s duties and responsibilities as Chief Executive Officer of the Company are substantially reduced without her consent, or (ii) CEO is not reelected to the Board during the Term, then CEO will be deemed to have been terminated without Cause.  Notwithstanding the foregoing, the amount of severance benefits received by CEO under this Section 7(a) will not exceed 2.99 times the sum of CEO’s Base Salary and bonus, unless such benefits are approved by the Company’s stockholders pursuant to the Company’s established policy.

(b)  Termination for Cause.  If CEO’s Term is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of CEO’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to CEO hereunder will terminate immediately.

8.          Definitions.

(a)  Cause.  For purposes of this Agreement, “Cause” will have the same defined meaning as ‘good or sufficient reason’.

9.          Indemnification.  Subject to applicable law, CEO will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

10.        Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of CEO upon CEO’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of CEO to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of CEO’s right to compensation or other benefits will be null and void.

11.        Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Attn: Board of Directors
Medical Care Technologies Inc.
Room 815, No. 2 Building Beixiaojie
Dongzhimen Nei, Beijing, China 10009
If to CEO:
436 Adelaide Street West, Suite 706
Toronto, Ontario
Canada M5V 1S7

12.        Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

13.        Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, CEO’s Term by the Company, CEO’s service as an officer or director of the Company, or CEO’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in New York, New York before the Judicial Arbitration and Mediation Services, Inc. under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the New York Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to CEO’s obligations under this Agreement and the Confidential Information Agreement.

14.        Integration.  This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

15.        Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.        Survival.  The Confidential Information Agreement, the Company’s and CEO’s responsibilities will survive the termination of this Agreement.

17.        Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.        Governing Law.  This Agreement will be governed by the laws of the State of Nevada.

19.        Acknowledgment.  CEO acknowledges that he has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.        Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

MEDICAL CARE TECHNOLOGIES INC.

/s/ Hui Liu	Date: April 23, 2012
Hui Liu, Treasurer & Director

/s/ Tan Ping	Date: April 23, 2012
Tan Ping, CMO & Director

CEO:

/s/ Ning Wu	Date: April 23, 2012
Ning Wu